UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 31, 2021
PROVIDENT FINANCIAL SERVICES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-31566	42-1547151
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

239 Washington Street, Jersey City, New Jersey		07302
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code 732-590-9200

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	PFS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective January 1, 2022, Anthony Labozzetta, who currently serves as President and Chief Operating Officer of Provident Financial Services, Inc. (“Provident Financial”) and its wholly owned subsidiary, Provident Bank (the “Bank”), has been appointed to serve as President and Chief Executive Officer of Provident Financial and the Bank. Mr. Labozzetta, age 58, was appointed President and Chief Operating Officer of Provident Financial and the Bank in July 2020 upon the completion of Provident Financial’s acquisition of SB One Bancorp and SB One Bank, where he had served as President and Chief Executive Officer. Each of Mr. Labozzetta’s existing Employment Agreement and Change in Control Agreement with Provident Financial, dated March 11, 2020, remain in effect.

Effective January 1, 2022, Christopher Martin, age 65, who currently serves as Chief Executive Officer of Provident Financial and the Bank, has been appointed Executive Chairman of Provident Financial and the Bank.  Prior to the appointment of Anthony Labozzetta as President and Chief Operating Officer in July 2020, Mr. Martin had served as President and Chief Executive Officer of Provident Financial and the Bank.  Provident Financial has entered into an Executive Chairman Agreement with Mr. Martin, effective January 1, 2022 (the “Agreement”).  The Agreement, which replaces his current employment agreement, has a two year term expiring December 31, 2023 and provides for a base salary of no less than $450,000.  The Agreement provides that if Mr. Martin’s employment is terminated for reasons other than for cause, or if he terminates his employment following an event constituting Good Reason (as defined in the Agreement), Mr. Martin would be entitled to a lump sum cash payment equal to the base salary due for the remaining term of the Agreement, plus continued insurance coverage for the remaining term of the Agreement (or a cash equivalency payment ). These payments would be in addition to any base salary and incentive compensation earned as of the date of termination. The termination benefits are subject to Mr. Martin’s compliance with non-solicit and non-compete provisions for a one year period following his termination.

Provident Financial also entered into a Change in Control Agreement with Mr. Martin, effective January 1, 2022, which has a two year term expiring December 31, 2023 and replaces his current change in control agreement.  Under this agreement, in the event of a qualifying termination event following a change in control of Provident Financial, Mr. Martin would be entitled to a lump sum cash payment equal to three times the average annual compensation paid to him during the three completed calendar years preceding the year in which the change in control occurs, as well continued insurance coverage for three years (or a cash equivalency payment).   These payments would be in addition to any base salary and incentive compensation earned as of the date of termination.

The foregoing summary of the Agreement and Change in Control Agreement is qualified in its entirety by the full text of the agreements, which are attached to this Form 8-K as Exhibits 10.1 and 10.2 and incorporated herein by reference.  A copy of a press release dated January 6, 2022 relating to the above referenced appointments is attached to this Form 8-K as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired. Not applicable.

(b)	Pro Forma Financial Information. Not applicable.

(c)	Shell Company Transactions. Not applicable.

(d) Exhibits.

Exhibit No. Description

10.1	Executive Chairman Agreement dated December 31, 2021 between Christopher Martin and Provident Financial Services, Inc.

10.2	Change in Control Agreement dated December 31, 2021 between Christopher Martin and Provident Financial Services, Inc.

99.1	Press Release dated January 6, 2022

104	Cover page interactive data file (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PROVIDENT FINANCIAL SERVICES, INC.

DATE: January 6, 2022	By:	/s/ John Kuntz
John Kuntz
Senior Executive Vice President, General Counsel & Corporate Secretary